Exhibit 99.1

GeoVax Announces Initiation of

Ebola Vaccine Development Program

GeoVax Developing Vaccines for Epidemic Response as Well as for Routine Immunization

ATLANTA, GA, October 2, 2014 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel DNA/MVA platform technology, today announced that it has initiated a new program for the development of a safe and effective vaccine to prevent Ebola infection.

With a fast-moving epidemic threatening large populations in Africa, and no proven therapy available, an effective vaccine against Ebola is desperately needed. The GeoVax recombinant MVA platform is uniquely suited to deliver a potent and safe vaccine capable of protecting people against Ebola hemorrhagic fever. GeoVax’s Ebola vaccine development efforts will be facilitated by the Company’s close proximity to, and collaboration with, the U.S. Centers for Disease Control (CDC) in Atlanta and its experts and Biosafety Level 4 (BSL-4) facilities for testing vaccine responses against lethal hemorrhagic viruses.

Since 1976, when Ebola was first discovered, over 20 outbreaks have occurred. Ebola naturally infects animals including bats, creating a reservoir of Ebola that, like rabies, cannot be eradicated completely. An effective vaccine against Ebola would dramatically reduce the epidemic spread of infections as well as the transmission of Ebola from its natural animal hosts to humans.

GeoVax is developing two Ebola vaccines, GOVX-E301 and GOVX-E302. Both are recombinant MVA (modified vaccinia Ankara) vaccines designed to produce non-infectious virus-like particles (VLPs) displaying the Ebola virus glycoprotein. GOVX-E301 is being developed as a single-dose vaccine for epidemic response against the ZEBOV strain of Ebola, the virus responsible for the current outbreak. GOVX-E302 is being developed for routine immunization and is designed to protect against all three versions of Ebola known to be lethal in humans. GOVX-E302 is anticipated to be used in a two-dose regimen.

GeoVax’s recombinant MVA vaccines have been successfully evaluated in clinical trials against HIV, in which they have shown excellent safety and immunogenicity. Advantages of the GeoVax rMVA platform include:

●	Safety: GeoVax’s rMVA vaccines have demonstrated outstanding safety in human clinical trials.

●	Immunogenicity: GeoVax’s rMVA technology produces virus-like particles that raise robust immune responses.

●	Durability: GeoVax’s rMVA technology raises highly durable vaccine responses, by far the most durable in the field of HIV vaccines.

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Limited Pre-existing Immunity to MVA: GeoVax’s rMVA vector is based on an attenuated smallpox virus. Following smallpox eradication in 1980, smallpox vaccinations were stopped, leaving all but the elderly unvaccinated and without pre-existing immunity.

Robert McNally, PhD, GeoVax’s President and CEO, commented, “We feel an urgency in launching this new program to develop a safe and effective Ebola vaccine. For the current epidemic, containment efforts have proven difficult to institute, accentuating the world’s lack of preparation for a runaway Ebola epidemic and the need for a vaccine. With the knowledge gained from our experience in developing HIV vaccines, we believe our MVA-vectored Ebola vaccines have the unique attributes required for success and will offer superior results over other Ebola vaccines in development. We are therefore fast tracking this program with the objective of having an ‘epidemic-ready’ GOVX-E301 vaccine available by 2016.”

“Our Ebola vaccine program is a natural extension of our MVA vaccine delivery platform,” Dr. McNally continued. “It is a complementary asset to our lead HIV vaccine program, to which we remain committed. We continue to be actively engaged in discussions with the HIV Vaccine Trials Network (HVTN) and the National Institutes of Allergy and Infectious Disease (NIAID) regarding the design of our next clinical study and various trial designs are being considered.”

About GeoVax

GeoVax Labs, Inc. (OTCQB: GOVX) is a biotechnology company developing human vaccines using its novel DNA/MVA vaccine delivery platform. The Company’s lead development program is focused on vaccines to prevent, and treat, Human Immunodeficiency Virus (HIV) infections. GeoVax’s unique, two component HIV vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV antibody and anti-HIV T cell immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Priming and boosting can also be done with the MVA. Both the DNA and MVA express the three major proteins of the HIV virus: Gag, Pol, and Env, and produce non-infectious virus-like particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the native form of the trimeric membrane-bound HIV-1 envelope glycoprotein. Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans. www.geovax.com

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

INVESTOR CONTACT

Adam S. Holdsworth

ProActive Capital Group

646.862.4607

www.ProActiveCapital.com

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